EXHIBIT 5.1

June 29, 2011

Peninsula Gaming, LLC
Peninsula Gaming Corp.
301 Bell Street
Dubuque, Iowa 52001

Re: $80,000,000 aggregate principal amount of 8⅜% Senior Secured Notes due 2015 and $50,000,000 aggregate principal amount of 10¾% Senior Unsecured Notes due 2017

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) by Peninsula Gaming, LLC, a Delaware limited liability company (“PGL”), and Peninsula Gaming Corp., a Delaware corporation (“PGC” and, together with PGL, the “Issuers”), and the Subsidiary Guarantors (as defined below), on May 19, 2011, as thereafter amended or supplemented, in connection with the registration of $80,000,000 in aggregate principal amount of the Issuers’ 8⅜% Senior Secured Notes due 2015 (the “Secured Exchange Notes”) and $50,000,000 in aggregate principal amount of the Issuers’ 10¾% Senior Unsecured Notes due 2017 (the “Unsecured Exchange Notes” and, together with the Secured Exchange Notes, the “Exchange Notes”).  The Secured Exchange Notes will be exchanged for up to $80,000,000 in aggregate principal amount of the Issuers’ outstanding 8⅜% Senior Secured Notes due 2015 (the “Outstanding Secured Notes”) and the Unsecured Exchange Notes will be exchanged for up to $50,000,000 in aggregate principal amount of the Issuers’ outstanding 10¾% Senior Unsecured Notes due 2017 (the “Outstanding Unsecured Notes” and, together with the Outstanding Secured Notes, the “Outstanding Notes”).  The Outstanding Secured Notes have been, and the Secured Exchange Notes will be, issued by the Issuers and guaranteed (the “Secured Guarantees”) by the Subsidiary Guarantors under an indenture dated as of August 6, 2009 (as amended and supplemented from time to time, the “Secured Indenture”) by and among the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (in such capacity, the “Secured Trustee”), and as collateral agent (in such capacity, the “Collateral Agent”).  The Outstanding Unsecured Notes have been, and the Unsecured Exchange Notes will be, issued by the Issuers and guaranteed (the “Unsecured Guarantees” and, together with the Secured Guarantees, the “Guarantees” and, together with the Exchange Notes, the “Securities”) by the Subsidiary Guarantors under an indenture dated as of August 6, 2009 (as amended and supplemented from time to time, the “Unsecured Indenture” and, together with the Secured Indenture, the “Indentures”) by and among the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (in such capacity, the “Unsecured Trustee” and, together with the Secured Trustee, the “Trustee”).  The Indentures, the Exchange Notes and the Guarantees are referred to herein collectively as the “Operative Documents.”

As used in this opinion, the terms (A) “Subsidiary Guarantors” refers to (i) Diamond Jo, LLC, a Delaware limited liability company, and Diamond Jo Worth, LLC, a Delaware limited liability company, and (ii) The Old Evangeline Downs, L.L.C., a Louisiana limited liability company, Belle of Orleans, L.L.C., a Louisiana limited liability company, and Kansas Star Casino, LLC, a Kansas limited liability company, and (B) “Subject Subsidiary Guarantors” refers only to the Subsidiary Guarantors included under section (A)(i) of this paragraph.

We have examined such certificates of public officials and certificates of officers of the Issuers and the Subject Subsidiary Guarantors, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records and papers of the Issuers and the Subject Subsidiary Guarantors, and such other documents, records and papers as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Issuers and the Subject Subsidiary Guarantors with respect to the accuracy of material factual matters contained therein which were not independently established.

Various issues concerning the laws of the States of Louisiana and Kansas are addressed in the opinions of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. and Stinson Morrison Hecker LLP, respectively, which have been separately provided to you.  We express no opinion with respect to those matters and in so far as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the States of Louisiana and Kansas, with your permission and consent, we have relied, without independent investigation, upon the opinions of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. and Stinson Morrison Hecker LLP.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(1)
the Exchange Notes have been duly authorized by the Issuers and when executed by the Issuers and authenticated by the Trustee in accordance with the provisions of the applicable Indenture, and delivered in exchange for the Outstanding Notes in accordance with the terms of the exchange offer as set forth in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity); and

(2)
each Guarantee has been duly authorized by the applicable Subject Subsidiary Guarantor and when the Exchange Notes are executed by the Issuers and authenticated by the Trustee in accordance with the provisions of the applicable Indenture, and delivered in exchange for the Outstanding Notes in accordance with the terms of the exchange offer as set forth in the Registration Statement, each Guarantee will constitute valid and binding obligations of the applicable Subsidiary Guarantors enforceable against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity).

With your consent, we have assumed (a) that the Operative Documents have been authorized, executed and delivered by, and constitute legally valid and binding obligations of, the parties thereto (other than the Company and the Subject Subsidiary Guarantors), enforceable against each of them in accordance with their respective terms, (b) that the status of the Operative Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (c) the Trustee is in compliance, generally and with respect to acting as trustee under the Indentures, with all applicable laws and regulations. We have also assumed that the Registration Statement will have become effective and the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

We express no opinion as to the enforceability of provisions of the Securities to the extent that such provisions: (i) state that any party’s failure or delay in exercising rights, powers, privileges or remedies under the Securities shall not operate as a waiver thereof; (ii) purport to preclude the amendment, waiver, release or discharge of obligations except by an instrument in writing; (iii) purport to indemnify any person for (A) such person’s violations of federal or state securities laws or environmental laws, or (B) any obligation to the extent such obligation arises from or is a result of such person’s own negligence; (iv) purport to establish or satisfy certain factual standards or conditions; (v) purport to sever unenforceable provisions from the Securities, to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of the parties to such instrument; (vi) restrict access to legal or equitable remedies; or (vii) purport to waive any claim arising out of, or in any way related to, the Securities.

We express no opinion as to: (i) whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Securities; or (ii) the enforceability of any provision contained in the Indentures relating to the appointment of a receiver, to the extent that appointment of a receiver is governed by applicable statutory requirements, and to the extent that such provision may not be in compliance with such requirements.

We express no opinion as to: (a) any provisions of the Securities or the Indentures regarding the remedies available to any person (i) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted by the Securities or the Indentures or (ii) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Issuers or the Subsidiary Guarantors to perform their material obligations under the Securities or the Indentures; or (b) the provisions of the Securities or the Indentures that may provide for interest on interest or penalty interest.

Our opinions set forth herein are limited to the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

It is understood that this opinion is to be used only in connection with the exchange offer of the Exchange Notes while the Registration Statement is in effect and may not be relied upon for any other purpose.  This opinion is not a guarantee or an opinion respecting matters of fact and should not be construed or relied on as such.  Other than as expressly stated above, we express no opinion on any issue relating to the Issuers, the Subsidiary Guarantors, the Securities or to any investment therein.

By:	/s/ White & Case LLP

NZ/AL

NEWYORK 8194608 (2K)